Exhibit 99.1

AmerInst Insurance Group, Ltd.
Continental Building, 25 Church Street PO Box HM 1601 Hamilton HM GX, BERMUDA Tel: (441) 295-6015 Fax: (441) 295-1702 www.amerinst.bm

September 15, 2008

Dear Shareholder:

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) has declared the Company’s 47th consecutive dividend to shareholders of record on August 31, 2008. We are pleased to enclose your semi-annual dividend check for 47 cents per share. The Board currently expects that the next semi-annual dividend of 47 cents per share will occur in the first quarter of 2009.

The Company’s Form 10Q for the second quarter ended June 30, 2008 was filed with the Securities and Exchange Commission (“SEC”) on August 14, 2008 and is available on our website at http://www.Amerinst.bm by clicking on•» Latest SEC Filings and then • 10-Q (PDF).

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares due to death, retirement or disability should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, P.O. Box 1330, Montpelier, VT 05601-1330, Tel: 1-800-422-8141/Fax: 802-229-6280, E-mail: AmerInst@vim.usarisk.com

**IMPORTANT**

•

AmerInst needs your up-to-date e-mail address and contact information. Please go to the website at http://www.Amerinst.bm and click on •»Contact Us to update your records. It is important that we receive your e-mail address for future communications, as it is the intent of the Company to provide next year’s reporting to shareholders via e-mail.

•	Please visit our website for the listing of names of all AmerInst uncashed dividend check holders to see if you have any uncashed dividend checks and the process necessary to reissue.

Sincerely,

Irvin F. Diamond, CPA

Chairman

This letter contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the payment of future dividends. The events or results anticipated by this forward-looking statement may not occur. Factors that could cause or contribute to such differences include increased competitive pressures and lower than expected profits. Further information about AmerInst’s risk factors is contained in its filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q. AmerInst does not undertake any duty nor does it intend to update the results of this forward-looking statement.

Protection for Generations of CPA Firms